Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 23, 2026, except for the effects of the upsizing the proposed initial public offering and share capitalization described in Note 8, as to which the date is May 12, 2026, with respect to the financial statements of Research Alliance Corporation III included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAS P.C.

New York, NY

May 12, 2026